Exhibit 99.1

CONTACT:

Joseph W. Kaufmann

President and Chief Executive Officer

(484) 713-2100

KENSEY NASH REPORTS THIRD QUARTER

FISCAL YEAR 2012 FINANCIAL RESULTS

EXTON, PA, MAY 3, 2012 — Kensey Nash Corporation (NASDAQ: KNSY), a medical device company primarily focused on regenerative medicine for a wide range of medical procedures, today reported the results for its third fiscal quarter ended March 31, 2012.

As reported in a separate press release issued today, the Company has entered into a definitive agreement with Royal DSM (“DSM”) (NYSE Euronext: DSM KON), pursuant to which the Company would be acquired through a cash tender offer, followed by a merger with a subsidiary of DSM, for a price of $38.50 per share in cash, subject to the terms and conditions of the agreement.

Third Quarter Snapshot and Recent Developments

•	Revenue of $22.2 million, exceeding previous guidance of $21.7 -$22.1 million, a 19% increase from the prior year comparable quarter’s revenue of $18.6 million.

•	Net sales of $16.1 million, in line with previous guidance of $16.1 -$16.3 million, a 33% increase from the prior year comparable quarter’s net sales of $12.1 million.

•	Royalty income of $6.1 million, exceeding previous guidance of $5.7 -$5.9 million, 6% below the prior year comparable quarter’s royalty income of $6.5 million.

•

Diluted earnings per share of $0.34 in line with previous guidance of $0.33 -$0.35, an increase from prior year diluted loss per share of $0.94 and a 21% decrease from prior year adjusted diluted earnings per share* of $0.43.

•	Cash from operations of $12.0 million in the quarter.

•	EBITDA* of $6.6 million in the quarter.

•	On March 13, 2012, the Company declared its second quarterly cash dividend of $0.25 per share of the Company’s common stock.

•

As previously disclosed in the Company’s March 16, 2012 press release, the Company entered into a settlement agreement with St. Jude Medical which resolves all disputes relating to the Angio-Seal vascular closure devices licenses and agreed to extend collagen supply agreement through 2017.

President and CEO Commentary

“I am pleased to report strong third quarter results for our company. We achieved record biomaterial sales of $15.5 million, driven primarily by sports medicine, spine, trauma and CMF products. Our sales of sports medicine products increased 33% and our sales of spine products increased 29% year over year. The increase in sports medicine sales was due to organic growth and the spine increase resulted from a combination of organic growth from Stryker and our acquisition of the Norian business in May 2011. Our sales of trauma and CMF products of $2.7 million in our third quarter of fiscal 2012 increased from $100,000, also due to our acquisition of the Norian business. Excluding the Norian products and cardiology products, our organic sales growth in the quarter was 10% year over year. In addition, royalty income from our regenerative medicine products, excluding Angio-Seal, was $2.0 million, an increase of 25% from the prior year quarter, reflecting the end-user sales growth of Stryker’s orthobiosurgery products and Synthes’ ECM general surgery products,” commented Joe Kaufmann, President and CEO.

Supplemental Sales Data. Details of the Company’s net sales for the three and nine months ended March 31, 2012 and 2011 are summarized below.

	Three Months Ended March 31,		Year over Year % Change	Nine Months Ended March 31,		Year over Year % Change
($ millions)	2012	2011		2012	2011
Core Regenerative Medicine Products
Orthopaedic Products
Sports Medicine Products	$4.8	$3.6	33%	$11.6	$8.9	30%
Spine Products	4.1	3.2	29%	14.5	7.7	88%
Trauma & Craniomaxillofacial Products	2.7	0.1	n/c	10.1	0.4	n/c

Total Orthopaedic Products	$11.6	$6.9	68%	$36.2	$17.0	113%

General Surgery Products	0.8	1.1	(28%)	1.9	3.1	(40%)
Other Regenerative Products	0.7	0.6	23%	1.5	1.2	24%

Total Core Regen. Medicine Products	$13.2	$8.6	53%	$39.6	$21.3	86%

Cardiovascular Products	2.3	3.3	(29%)	2.6	11.7	(78%)

Total Biomaterials Products	$15.5	$11.9	30%	$42.2	$33.0	28%

Endovascular	0.6	0.2	162%	5.9	0.9	526%

Total Net Sales	$16.1	$12.1	33%	$48.1	$33.9	42%

Third Quarter Ended March 31, 2012 (Third Quarter Fiscal 2012) Results

Revenues: Sales and Royalties. Total revenues for the third quarter of $22.2 million increased 19% from $18.6 million in the prior year third quarter.

Net sales for the quarter of $16.1 million increased 33% from $12.1 million in the prior fiscal year.

Orthopaedic sales of $11.6 million increased 68% from $6.9 million in the prior fiscal year quarter. Excluding sales attributable to the Company’s May 2011 Norian asset acquisition, orthopaedic sales of $8.0 million increased 16% from the prior fiscal year comparable quarter. Sports medicine product sales of $4.8 million increased 33% from $3.6 million in the prior fiscal year quarter. This increase from the prior year third quarter sales was primarily due to recent approvals for the Company’s largest sports medicine customer’s products in markets outside the United States. Spine product sales of $4.1 million increased 29% from $3.2 million in the prior fiscal year quarter primarily due to $1.0 million in product sales resulting from the Company’s Norian asset acquisition which consummated in May 2011. Sales of trauma and craniomaxillofacial (CMF) products increased to $2.7 million in the quarter from $0.1 million in the prior fiscal year quarter, consisting almost entirely of $2.6 million in sales resulting from the Norian asset acquisition.

General surgery sales of $0.8 million decreased 28% from $1.1 million in the prior fiscal year. Sales of ECM products were $0.6 million in the third quarter of fiscal 2012, a decrease from $0.8 million in the prior year quarter due to the impact of product launch inventory stocking orders in the prior fiscal year.

Cardiovascular sales of $2.3 million decreased 29% from $3.3 million in the prior fiscal year. As expected, the year over year decrease in cardiology product sales reflects the previously disclosed timing and volume of orders placed by St. Jude Medical (NYSE: STJ). During the quarter, as part of the settlement agreement with St. Jude Medical, the Companies agreed to extend the term of the collagen supply agreement through 2017 and expand the minimums to be provided over the contract term to five million units.

Endovascular sales of $0.6 million increased from $0.2 million in the prior fiscal year period due to recognition of deferred revenue associated with the cumulative sales milestone achieved in the second quarter of fiscal 2012.

Royalty income of $6.1 million decreased 6% from $6.5 million in the prior fiscal year quarter. Royalty income in the third quarter included $4.1 million in Angio-Seal™ royalties and $1.7 million in royalties from Stryker Corporation (NYSE: SYK), following Stryker’s June 2011 acquisition of Orthovita, the Company’s strategic partner. Stryker has a significantly larger sales force and broader distribution channels than did Orthovita on a standalone basis. Angio-Seal™ royalties decreased $0.8 million, or 16%, in the third quarter of fiscal 2012 compared to the prior fiscal year quarter due to the impact of the settlement agreement with St. Jude Medical and related matters. Royalties from Stryker increased 20% from the prior year comparable quarter.

Earnings Per Share. Third quarter fiscal 2012 diluted earnings per share were $0.34 compared to adjusted diluted earnings per share* of $0.43 for the same quarter of fiscal 2011 (which excludes an acquired in-process research and development (IPR&D) pre-tax charge of $18.2 million related to the January 2011 acquisition of assets from Nerites). During the quarter ended March 31, 2012, the Company incurred approximately $250,000 in legal costs associated with the settlement discussions with St. Jude Medical. As reported diluted loss per share in the third quarter of fiscal 2011 was $0.94.

Nine Months Ended March 31, 2012 Results

Revenues: Sales and Royalties. Total revenues for the nine months ended March 31, 2012 of $65.2 million increased 23% from $52.9 million in the prior year comparable period.

Net sales for the nine months ended March 31, 2012 of $48.1 million increased 42% from $33.9 million in the prior fiscal year.

Orthopaedic sales for the nine months ended March 31, 2012 of $36.2 million increased 113% from $17.0 million in the prior fiscal year comparable period. Excluding sales attributable to the Company’s May 2011 Norian asset acquisition, orthopaedic sales of $23.4 million increased 38% from the prior year comparable period. Both sports medicine and spine product sales in the prior year nine-month period were negatively impacted by an overall weakness in the markets and reductions in inventory levels by two of the Company’s major customers. Sports medicine product sales of $11.6 million increased 30% from $8.9 million in the prior year comparable period primarily due to a recovery from the effect of reductions in customer inventory levels in the prior year and recent approvals by our largest sports medicine customers’ products in markets outside the United States. Spine product sales of $14.5 million, including $3.0 million in product sales resulting from the Company’s Norian asset acquisition, increased 88% from $7.7 million in the prior fiscal year comparable period. The increase in spine product sales was primarily due to the impact of Stryker’s acquisition of Orthovita. In addition, the first nine months of fiscal 2012 spine product sales reflect a recovery from the effect of reductions in customer inventory levels in the prior fiscal year. Sales of trauma and CMF products increased to $10.1 million in the nine month period from $0.4 million in the prior year comparable period, consisting almost entirely of $9.8 million in sales resulting from the Norian asset acquisition.

General surgery sales of $1.9 million for the nine months ended March 31, 2012 decreased 40% from $3.1 million in the prior fiscal year. Sales of ECM products were $1.0 million in the first nine months of fiscal 2012, compared to $2.4 million in the prior year comparable period due to the impact of product launch inventory stocking orders in the prior fiscal year.

As expected and previously disclosed, cardiovascular sales of $2.6 million for the nine months ended March 31, 2012 decreased 78% from $11.7 million in the prior fiscal year comparable period as a result of timing and volume of orders under the Company’s supply agreement with St. Jude Medical. Under that supply agreement, the Company received orders for $4.0 million of collagen products to be shipped in the third and fourth quarters of fiscal 2012; however, there were no shipments to St. Jude Medical during the first or second quarters of fiscal 2012.

Endovascular sales of $5.9 million for the nine months ended March 31, 2012 increased from $0.9 million in the prior fiscal year period primarily due to the achievement of a $6.0 million milestone from SPNC in the second quarter of fiscal 2012. During the period, the Company recognized $5.4 million of the $6.0 million milestone, and the remainder will be recognized over the expected period of performance.

Royalty income of $17.1 million during the nine months ended March 31, 2012 decreased 10% from $19.0 million in the prior year comparable period. Royalty income in the period included $12.1 million in Angio-Seal™ royalties and $4.5 million in royalties from Stryker. Angio-Seal™ royalties decreased $2.3 million, or 16%, in the nine months ended March 31, 2012 compared to the prior fiscal year period, primarily due to the impact of the settlement agreement with St. Jude Medical and related matters. Royalties from Stryker related to the Vitoss Foam and Bioactive products of $4.5 million increased 16% from the prior fiscal year comparable period. This increase was offset by a $0.4 million decrease in the royalty from a license based upon the Vitoss technology, which expired in July 2011.

Earnings Per Share. Adjusted diluted earnings per share* for the nine months ended March 31, 2012 were $1.16 (which excludes pre-tax non-cash expense to cost of goods sold of $1.0 million from Norian inventory step-up) compared to adjusted diluted earnings per share* of $1.22 (which excludes the acquired IPR&D charge described above) for the same period of fiscal 2011. As reported diluted earnings per share for the nine months ended March 31, 2012 were $1.09 and as reported diluted loss per share for the nine months ended March 31, 2011 was $0.10. Negatively affecting the Company’s nine months ended March 31, 2012 adjusted diluted* and diluted earnings per share were reduced royalties from St. Jude Medical of approximately $2.3 million, or $0.17 per share. Additionally, during the nine months ended March 31, 2012, the Company incurred approximately $600,000 in legal costs associated with the settlement discussions with St. Jude Medical.

During the nine months ended March 31, 2012, the Company generated cash from operations of $26.0 million and, at March 31, 2012, had a $39.4 million cash and investment balance.

Income Taxes. The Company currently estimates that its fiscal 2012 effective tax rate will be approximately 33%. In the course of estimating the Company’s annual effective tax rate and recording its quarterly income tax provision, the Company considers many factors, including its expected earnings, state income tax apportionment, estimated manufacturing and research and development tax credits, non-taxable interest income and other estimates. Material changes in, or differences from, these estimates could have a significant impact on the Company’s effective tax rate.

Declared Cash Dividend. On March 13, 2012, the Company’s board of directors announced that the board had declared a cash dividend of $0.25 per share of the Company’s common stock, payable to stockholders of record on April 30, 2012. The dividend will be paid on May 31, 2012, and that total dividend is expected to approximate $2.2 million.

*	EBITDA and adjusted diluted earnings per share are non-GAAP financial measures and should not be considered replacements for GAAP results or guidance. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying table to this release.

Conference Call and Webcast. The previously scheduled conference call for today at 9:00 a.m. Eastern Time to discuss our third quarter operating results has been cancelled. There will instead be a conference call today at 8:00 a.m. Eastern Time to discuss the proposed transaction with DSM. To participate in the teleconference call, please dial 612-332-0634. Individuals interested in listening to the teleconference may also do so over the Internet at www.kenseynash.com. To do so, please go to www.kenseynash.com and choose Conferences and Webcasts on the Investor Relations page. Please allow 15 minutes prior to the start of the call to register and download and/or install any necessary software.

About Kensey Nash Corporation. Kensey Nash Corporation is a medical device company primarily focused on regenerative medicine utilizing its proprietary collagen and synthetic polymer technology. The Company is recognized as a leader for innovative product development and unique technology in the field of resorbable biomaterials. The Company has an extensive range of products, which are sold through strategic partners in multiple medical markets, including the cardiology, orthopaedic, sports medicine, spine, trauma, craniomaxillofacial and general surgery markets.

Cautionary Note for Forward-Looking Statements. This press release contains forward-looking statements, including statements regarding the current expectations of Kensey Nash Corporation (the “Company”) about its prospects and opportunities. The forward-looking statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “would,” “should,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties and other important factors could cause the Company’s actual results to differ materially from those expressed in, or implied by, the forward-looking statements, including, without limitation, St. Jude Medical’s success in selling the Angio-Seal device and the extent to which St. Jude Medical is able to and does in fact rely on its internal manufacturing to fulfill its requirements for collagen plugs for the Angio-Seal device in excess of the contractual minimums under the Company’s extended collagen supply agreement with St. Jude Medical, the success of the Company’s other customers and partners (including Arthrex, Stryker and Synthes) in selling Kensey Nash related products in the marketplace, the Company’s success in its research and development efforts (including in its extracellular matrix, cartilage repair, and adhesive materials programs), the Company’s success in and the uncertainty of transitioning the Norian manufacturing operations to the Company and Synthes’ success in distributing the Norian products, the success of clinical trials in both the U.S. and outside the U.S. to support regulatory approval of the Company’s products, and competition from other technologies, as well as tax and other risks associated with healthcare reform, economic conditions and foreign currency fluctuations. For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s SEC filings, including the disclosures under “Risk Factors” in those filings. See also the press release the Company issued today regarding the proposed transaction with DSM for risks, uncertainties and other factors relating to this transaction. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

– FINANCIAL INFORMATION TO FOLLOW –

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31		Nine Months Ended March 31
	2012	2011	2012	2011
Revenues:
Net sales	$16,063	$12,120	$48,073	$33,900
Royalty income	6,096	6,472	17,097	19,012

Total revenues	22,159	18,592	65,170	52,912

Operating costs and expenses:
Cost of products sold	7,867	5,707	23,930	16,267
Research and development	6,258	4,531	17,030	12,778
Selling, general and administrative	3,332	2,223	8,850	6,587
Acquired in-process research and development	—	18,233	—	18,233

Total operating costs and expenses	17,457	30,694	49,810	53,865

Income/(Loss) from operations	4,702	(12,102)	15,360	(953)
Other expense, net	(380)	(418)	(1,230)	(1,066)

Pre-tax income/(loss)	4,322	(12,520)	14,130	(2,019)
Income tax expense/(benefit)	1,369	(4,471)	4,617	(1,148)

Net income/(loss)	$2,953	$(8,049)	$9,513	$(871)

Basic earnings/(loss) per share	$0.34	$(0.94)	$1.10	$(0.10)

Diluted earnings/(loss) per share	$0.34	$(0.94)	$1.09	$(0.10)

Weighted average common shares outstanding	8,675,958	8,525,786	8,651,082	8,692,793

Diluted weighted average common shares outstanding	8,751,937	8,525,786	8,747,491	8,692,793

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2012	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$24,560	$10,219
Investments	14,817	11,722
Trade receivables	5,255	5,804
Other receivables	5,553	6,727
Inventory	15,148	16,629
Deferred tax asset, current	2,935	1,564
Prepaid expenses and other assets	1,889	2,807

Total current assets	70,157	55,472

Property, plant and equipment, net	56,957	57,949
Deferred tax asset, non-current	8,872	8,372
Other non-current assets	25,908	25,127

Total assets	$161,894	$146,920

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,105	$4,705
Other current liabilities	2,971	5
Current portion of debt	1,400	1,400
Deferred revenue	3,304	947
Short-term deferred acquisition payments	15,500	1,500

Total current liabilities	31,280	8,557

Long-term portion of debt	27,533	28,583
Deferred revenue, non-current	2,065	2,466
Long-term deferred acquisition payments	—	15,500
Other non-current liabilities	5,142	4,977

Total stockholders’ equity	95,874	86,837

Total liabilities and stockholders’ equity	$161,894	$146,920

Non-GAAP Financial Measures and Reconciliations

As used herein, “GAAP” refers to generally accepted accounting principles in the United States. We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measures and associated reconciliations.

Three months Ended March 31, 2012 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

Three Months Ended March 31, 2012
($ millions)
Net Income - GAAP	$2.9

Income Tax Expense	1.4
Interest Income	(0.1)
Interest Expense	0.5
Depreciation and Amortization	1.9

EBITDA	$6.6

Third Quarter Fiscal 2012 and Prior Year Comparable Third Quarter Fiscal 2011 Adjusted Earnings Per Share

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011	Nine Months Ended March 31, 2012	Nine Months Ended March 31, 2011

Earnings/(Loss) Per Share - GAAP	$0.34	$(0.94)	$1.09	$(0.10)

Inventory Step-up Amortization expense (a)	—	—	0.08	—
Acquired In-Process Research & Development (b)	—	1.39	—	1.36

Adjusted Diluted Earnings Per Share	$0.34	$0.43	$1.16	$1.22

(a)	Diluted earnings per share for the nine months ended March 31, 2012 includes acquired inventory step-up non-cash expense of approximately $1,030,000 ($670,000 net of tax), or $0.08 diluted per share tax-effected, recorded during the first and second quarters of fiscal 2012 in connection with the Norian asset acquisition. This represents the purchase accounting adjustment related to assigning a fair value to the acquired inventory at the date of acquisition to adjust inventory for the estimated capitalized manufacturing profit in the acquired inventory. This non-cash charge to cost of products sold was recorded over the expected inventory turn-over period, as the capitalized manufacturing profit added to inventory under purchase accounting was sold within approximately five months of the date of acquisition.
(b)	Diluted Loss Per Share for the third quarter of fiscal 2011 included acquired in-process research and development (IPR&D) pre-tax charges of approximately $18.2 million ($11.8 million net of tax), or $1.39 and $1.36 diluted per share tax-effected for the three and nine months ended March 31, 2011, respectively. This acquired IPR&D charge was incurred in connection with the acquisition of the net assets of Nerites Corporation, a developer of medical adhesives and anti-fouling coatings during the third quarter of fiscal 2011. Column totals for Adjusted Diluted Earnings Per Share do not sum due to the effect of basic weighted average shares used in the GAAP Loss Per Share calculation and the effect of diluted weighted average shares used in the Adjusted Diluted Earnings Per Share calculation for the three and nine months ended March 31, 2011.

Note: To supplement its consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation provides and uses non-GAAP measures, such as EBITDA and Adjusted Diluted Earnings Per Share, because Kensey Nash management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as in-process research and development charges, acquisition related charges including inventory step-up and related income tax adjustments). These adjustments result from facts and circumstances (such as business development activities and acquisitions) that vary in frequency and impact on the Company’s results of operations. Kensey Nash management uses these non-GAAP measures to forecast and evaluate the operational performance of the Company and for planning purposes, as well as to compare results of current periods to prior periods on a consolidated basis. EBITDA represents the Company’s GAAP net income adjusted to exclude interest, taxes, depreciation and amortization. Adjusted Diluted Earnings Per Share is adjusted from GAAP results to exclude certain expenses described above. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s historical and current financial performance. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain non-operating items, non-cash expenses and expenses that the Company believes are not indicative of its core operating results or future performance.

These non-GAAP measures provide investors and management with an alternative method for assessing Kensey Nash’s operating results. Further, these non-GAAP measures are among several primary indicators management uses for planning and forecasting. Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or as superior to, financial performance measures prepared in accordance with GAAP.